Cover Letter to Offer to Repurchase and Letter of Transmittal

If You Do Not Want to Sell Your Shares at This Time, Please Disregard This Notice.
This Is Solely Notification of the Fund’s Tender Offer.

March 31, 2014

Dear Steben Select Multi-Strategy Master Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Steben Select Multi- Strategy Master Fund (the “Fund”).  If you are not interested in tendering any of your shares in the Fund (“Shares”) for repurchase by the Fund at this time, please disregard this notice and take no action.

The tender offer period will begin on March 31, 2014.  While tenders of Shares may be withdrawn until 12:00 midnight, Eastern time, on April 28, 2014, unless extended, tenders of Shares must be submitted no later than April 28, 2014, unless extended.  The purpose of the tender offer is to provide liquidity to Shareholders of the Fund.  Shares may be presented to the Fund for repurchase only by ten- dering them during one of the Fund’s announced tender offers.

Should you wish to tender any of your Shares for repurchase by the Fund during this tender offer period please complete and return the enclosed Letter of Transmittal by no later than April 28, 2014, un- less extended.   If you do not wish to sell your Shares, simply disregard this notice.  NO ACTION IS RE- QUIRED IF YOU DO NOT WISH TO SELL ALL OR ANY PORTION OF YOUR SHARES AT THIS TIME.

All tenders of Shares must be received by the Fund, either by mail or by fax, in good order no later than April 28, 2014, unless extended.

We anticipate having tender offers each quarter, subject to approval by the Board of Trustees and any unforeseen circumstances.

If we may be of further assistance, please contact us by calling one of our dedicated account repre- sentatives at 800.726.3400, Monday through Friday (except holidays), from 8:00 a.m. to 5:00 p.m., East- ern time.

Sincerely,

Steben Select Multi-Strategy Master Fund

Notice of Withdraw of Tender
Steben Select Multi-Strategy Master Fund